Exhibit 99.1

Anne-Marie Megela

Senior Director, Investor Relations

1.800.2GEVITY (1.800.243.8489), x4672

annemarie.megela@gevity.com

GEVITY REPORTS ACCELERATED THIRD QUARTER CLIENT EMPLOYEE GROWTH; ANNOUNCES $50 MILLION STOCK REPURCHASE PROGRAM

•	Client employee count expected to surpass 134,000 at the end of third quarter

•	Receipt of $53 million workers’ compensation premium refund

•	Board approves stock repurchase program of up to $50 million

BRADENTON, FL, September 28, 2005 –Gevity (NASDAQ: GVHR), the leading provider of a comprehensive insourced employee management solution, announced that total client employees will have grown to over 134,000 at the end of the third quarter.

Erik Vonk, Gevity’s Chairman and Chief Executive Officer stated, “We are excited about the momentum that is developing in our client employee growth. Based on data available at this time, we are expecting to report that total client employees will surpass 134,000 as of September 30, 2005, an annualized increase of over 15% from 129,061 at the end of the second quarter. Having just concluded our company’s annual strategic planning session, it is gratifying to see confirmation of our long-term direction through accelerated growth in the number of client employees served.”

Workers’ Compensation Premium Refund

As anticipated, during the third quarter of 2005 the company received approximately $53 million in cash related to a workers’ compensation premium refund from member insurance companies of American International Group, Inc. The refund is a direct result of continued favorable claims developments in Gevity’s workers' compensation program.

Stock Repurchase Program

The company also announced today that its Board of Directors has authorized the repurchase of up to $50 million of the company's common stock. Stock repurchases under this program may be made through open market repurchases, block trades or in private transactions at such times and in such amounts as the company deems appropriate, based on a variety of factors including price, corporate and regulatory requirements and market conditions. Stock repurchases under this program are expected to commence immediately. An update on the status of the repurchases will be provided during the company’s third quarter earnings call scheduled for October 27, 2005.

Mr. Vonk stated, “As we evaluated the optimal capitalization of our business and its planned growth, we determined that the repurchase program is the appropriate utilization of the refund proceeds. Once the program is completed, we expect cash levels to be comparable to those seen following the 2004 secondary offering of our common stock. This level, we believe, is adequate to cover working capital needs and finance future growth opportunities including potential acquisitions.” Mr. Vonk concluded, “Additionally, the share repurchase program that we announced today is an indication of our confidence in our company's future."

About Gevity

Gevity helps clients increase profits, grow sales and improve customer satisfaction through our comprehensive employee management solution. We serve as the insourced human resource department to small- and medium-sized businesses nationwide. Our unique approach integrates three key drivers of business success: workforce alignment, administrative relief and business protection. We deliver our solution through our innovative people, processing and portal approach, combining the resources of our highly skilled human resource consultants and our scalable, Web-enabled technology platform.

A copy of this press release can be found on the company’s Web site at www.gevity.com.

Pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Gevity HR, Inc. ("Gevity" or the "Company") is hereby providing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of the Company herein, in other filings made by the Company with the Securities and Exchange Commission, in press releases or other writings, including in electronic form on its internet web site(s), or orally, whether in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will result," "are expected to," "anticipated," "plans," "intends," "will continue," "estimated," and "projection") are not historical facts and may be forward-looking and, accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. These factors are described in further detail in the Company's Annual Report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company cautions that these factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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